EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-208571) pertaining to Avangrid, Inc.’s common stock to be available for issuance under the UIL Holdings Corporation 2008 Stock and Incentive Compensation Plan and the UIL Holdings Corporation Deferred Compensation Plan of our report dated April 1, 2016, with respect to the consolidated financial statements and schedule of Avangrid, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2015.

/s/ Ernst & Young LLP

New York, New York

April 1, 2016